Exhibit 4.4

NEITHER THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION OR ANY STATE SECURITIES LAWS WITHIN THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT COVERING THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE OR SUCH SECURITIES, AS THE CASE MAY BE, OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREOF ARE SUBJECT TO A SUBORDINATION AGREEMENT DATED AS OF APRIL 28, 2014 IN FAVOR OF OXFORD FINANCE LLC AND TO THE OTHER SUBORDINATION PROVISIONS SET FORTH IN ARTICLE 4 BELOW. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

AGILE THERAPEUTICS, INC.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$

FOR VALUE RECEIVED, Agile Therapeutics, Inc. (the “Company”), a Delaware corporation, promises to pay to                       (the “Holder”), or registered assigns, the principal amount of                    Dollars ($                 ).

This Convertible Promissory Note (this “Note”) shall bear interest at the rate of 8% per annum on the outstanding principal amount of this Note, accruing daily, compounded annually and calculated on the basis of a 360-day year and the actual number of days elapsed; provided that, upon the Company’s failure to pay any principal or interest on this Note when due, interest will thereafter accrue at the rate of 12% per annum on the outstanding principal amount, accruing daily, compounded annually and calculated on the basis of a 360-day year and the actual number of days elapsed.  Unless converted pursuant to Section 2.1 or Section 2.2, the principal amount of this Note and all accrued and unpaid interest hereon shall be payable in full upon maturity of this Note as provided in Section 1.1, which payment shall be made by check mailed to the address of the Holder as such address shall appear on the record books of the Company.

This Note is one of a series of convertible subordinated promissory notes in the aggregate principal amount of up to three million dollars ($3,000,000) (collectively the “Notes”) being issued by the Company pursuant to that certain Note Purchase Agreement dated as of April 28, 2014 among the Company and the purchasers of the Notes (the “Note Purchase Agreement”).  No individual holder of a Note may demand repayment or elect conversion of such holder’s Note without the prior written consent of the holders of Notes representing at least a majority of the principal amount of all of the Notes then outstanding (the “Majority Holders”).

This Note is subject to the following provisions, terms and conditions:

ARTICLE 1— PAYMENT

Section 1.1                                   Maturity.  Subject to the acceleration provisions of Section 3.2 and the conversion provisions of Section 2.1 and Section 2.2, this Note shall be paid in full on the date of the earliest to occur of the following (such earliest date being hereinafter referred to as the “Maturity Date”): (a) ten (10) days following written demand from the Majority Holders made to the Company at any time after August 1, 2014, (b) the consummation of a Sale Transaction (as defined below), or (c) a liquidation, dissolution or winding up of the Company.  As used herein, “Sale Transaction” means the closing of: (i) a merger or consolidation or any other transaction or series of related transactions (other than a future equity financing of the Company) in which the Company’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the capital stock of the surviving corporation (or equivalent outstanding equity interests in any other type of entity), (ii) the sale or transfer of all or substantially all of the assets of the Company or (iii) any other event that would be considered a “Deemed Liquidation Event” pursuant to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, as it may be amended and/or restated and then in effect.  In the event that the Company becomes a party to a Sale Transaction, the Company shall notify the holders of the Notes of such Sale Transaction as soon as reasonably practicable prior to the closing of such Sale Transaction.

Section 1.2                                   Prepayment.  This Note may not be prepaid by the Company, in whole or in part, without the prior written consent of the Majority Holders.

Section 1.3                                   Pro Rata Payments.  All payments made by the Company with respect to any of the Notes shall be made pro rata to the holders of all of the Notes in accordance with the respective principal amounts outstanding thereunder.

ARTICLE 2— CONVERSION

Section 2.1                                   Automatic Conversion upon Qualified Financing.  If, at any time prior to August 1, 2014 while this Note is outstanding, the Company concludes an equity financing where at least $45,000,000 or such lesser amount as shall be approved by the Majority Holders (excluding amounts converted under the Notes) is raised from investors, whether or not such investors are then holders of any debt or equity securities of the Company or any other equity financing as a result of which all outstanding Preferred Stock of the Company is automatically converted into Common Stock (as defined below) (a “Qualified Financing”), the entire unpaid principal amount outstanding under this Note and the other Notes and accrued interest thereon shall be automatically converted, upon the closing of the Qualified Financing, into shares of the equity security issued in the Qualified Financing (the “Qualified Financing Securities”) at the Applicable Conversion Price.  As used herein, the “Applicable Conversion Price” means the following price per share: equal to (a) in the case of a Qualified Financing that is an underwritten public offering of shares of Common Stock of the Company (the “Common Stock”) (a “Public Offering”), the purchase price at which shares of the Common Stock are sold by the Company to the public in such Public Offering and (b) in the case of all Qualified Financings other than a

Public Offering, 90% of the price per share of the Qualified Financing Securities sold in the Qualified Financing.  The Qualified Financing Securities shall otherwise be issued on terms and conditions that apply to the Qualified Financing.

Section 2.2                                   Optional Conversion into Series C Preferred Stock.  (i) If the Company does not consummate a Qualified Financing prior to August 1, 2014, at any time thereafter, or (ii) immediately prior to, and conditioned upon the effectiveness of, a Sale Transaction, the Majority Holders may elect, upon written notice to the Company, to cause the entire unpaid principal amount outstanding under this Note and the other Notes and all accrued interest thereon to be converted into shares of the Company’s Series C Convertible Preferred Stock (the “Series C Shares”).  In the case of conversion pursuant to this Section 2.2, the conversion price shall be equal to $15.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares).  The Series C Shares shall otherwise be issued pursuant to a mutually acceptable conversion agreement and otherwise subject to the same terms and conditions that apply to the Series C Shares that are issued and outstanding at the time of conversion.

Section 2.3                                   Surrender of Note; Issuance of Stock Certificates.  As promptly as practicable after the conversion of this Note as provided in Section 2.1 or Section 2.2, the Holder shall surrender this Note to the Company for cancellation, whereupon the Company shall issue and deliver to the Holder, in the name of the Holder, a certificate or certificates for the number of full shares of the Company’s capital stock issuable upon the conversion of this Note.  In the case of a Public Offering, in lieu of issuing certificates, the Company may, if agreed by the Holder, deliver other evidence of the issuance of the Common Stock into which this Note is converted to the Holder (i.e., book entry issuance).  Notwithstanding any failure on the part of the Holder to deliver this Note as aforesaid, upon the occurrence of the applicable conversion event pursuant to Section 2.1 or Section 2.2, this Note shall no longer be deemed to be outstanding, and the Holder, conditioned upon the Holder’s compliance with this Section 2, shall be deemed to be the holder of the securities into which this Note was so converted effective as of such conversion.

Section 2.4                                   No Fractional Shares.  No fractional shares shall be issued upon conversion of this Note.  If conversion of this Note would result in the issuance of a fractional share, the amount payable under this Note that therefore cannot be applied to the purchase of the shares purchasable upon conversion shall be returned to the Holder by the Company.

ARTICLE 3 - SUBORDINATION

Section 3.1                                   Subordination of Note to Senior Indebtedness.  All indebtedness evidenced by this Note shall be subordinated and junior in right and time of payment to the prior payment in full of all amounts due under all indebtedness of the Company for money that it borrows from financial institutions and other third-party lenders and to the Company’s obligations under equipment leases (the “Senior Indebtedness”).

Section 3.2                                   No Payments on Note Unless Senior Indebtedness Provided for or During Defaults on Senior Indebtedness.  No payment under this Note shall be made by the Company unless full payment of amounts then due under the Senior Indebtedness has been made or provided for by the Company.  No payment under this Note shall be made by the Company if making such payment would violate any terms of the Senior Indebtedness.

Section 3.3                                   No Limitation on Right to Convert.  Nothing set forth in this Article 3 shall be deemed to limit the right of the Holder to convert this Note into equity of the Company in accordance with the terms of Article 2.

Section 3.4                                   Oxford Subordination Agreement.  Without limitation of any of the foregoing provisions of this Article 3, all of the Notes, and the payment of any amount thereunder, shall be subordinated to the Company’s obligations to Oxford Finance, LLC (“Oxford”) pursuant to the terms and provisions of, and to the extent set forth in, that certain Subordination Agreement dated as of April 28, 2014 among Oxford, the Company and the holders of the Notes (the “Subordination Agreement”).  By the Holder’s acceptance of this Note, the Holder agrees to be bound by the provisions of such Subordination Agreement to the extent provided therein.  In the event of any inconsistency between this Note and the Subordination Agreement, the terms of the Subordination Agreement shall control.

ARTICLE 4— REMEDIES OF HOLDER IN EVENT OF DEFAULT

Section 4.1                                   Events of Default Defined.  Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

(a)                                 the Company shall fail to perform or observe any covenant or agreement set forth in this Note or the Note Purchase Agreement in any material respect, or the Company shall breach any representation or warranty contained in the Note Purchase Agreement in any material respect, and (except as set forth in Section 4.1(e)) such failure or breach continues uncured for 15 days after written notice thereof shall be received by the Company from the Majority Holders; or

(b)                                 if an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or if the Company shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Company shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property, or makes a general assignment for the benefit of creditors; or

(c)                                  if any case, proceeding or other action against the Company shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Company or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company; and if, in each such case, such condition shall continue for a period of 90 days undismissed, undischarged or unbonded; or

(d)                                 any indebtedness for borrowed money of the Company becomes or is declared due and payable prior to the stated maturity thereof or is not paid as and when it becomes due and payable, or any event occurs that constitutes, or that with the giving of notice or lapse of time, or both, would constitute, an event of default with respect to any indebtedness for borrowed money of the Company; or

(e)                                  any default occurs in the payment of any principal of or accrued interest on this Note provided that at least five days’ prior written notice thereof is received by the Company from the Majority Holders.

Section 4.2                                   Notice to Holder.  Upon the occurrence of any Event of Default described in Section 4.1 hereof, subject to Article 3, the Majority Holders may, by written notice thereof provided to the Company, declare the entire principal amount and all interest accrued and unpaid on the Notes to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  No course of dealing on the part of the Holder nor any delay or failure on the part of the Holder or the Majority Holders to exercise any right shall operate as a waiver of such right or otherwise prejudice such holders’ rights, powers and remedies.

ARTICLE 5— TRANSFER, ETC.

Section 5.1                                   Instruments of Transfer.  The transfer of this Note shall be subject to the provisions of Section 4.2 of the Note Purchase Agreement and shall be subject to the restrictions on transfer set forth in that certain Fifth Amended and Restated Stockholders Agreement dated as of July 18, 2012, as amended, (the “Stockholders Agreement”) among the Company and the stockholders of the Company to the same extent as would apply in connection with a transfer by a Purchaser of Preferred Stock (as such terms are defined in the Stockholders Agreement).  Subject to the foregoing, this Note, if presented or surrendered for exchange or transfer, shall, if so required by the Company, be accompanied by a duly executed written instrument of transfer, in form satisfactory to the Company, and such other documentation as the Company shall reasonably request.

Section 5.2                                   Loss, Theft, etc.  Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Note, and in the case of such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Note, the Company shall make and deliver without expense to the Holder a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.  At the discretion of the Company, the Company may accept in lieu of a bond of indemnity, the affidavit of the Holder that sets forth the fact of loss, theft or destruction and of the Holder’s ownership of this Note at the time of such loss, theft or destruction as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 5.3                                   Person Deemed Owner.  Prior to due presentation of this Note for transfer in accordance with this Article 4, the Company may deem and treat the Holder as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal amount hereof and interest due thereon and for all other purposes, and the Company shall not be affected by any notice to the contrary.

ARTICLE 6— MISCELLANEOUS

Section 6.1                                   Undertaking.  By acceptance of this Note, the Holder acknowledges that there may not be sufficient shares of Common Stock or Series C Preferred Stock authorized under the Second Amended and Restated Certificate of Incorporation, as amended, upon the conversion of Notes pursuant to Section 2.2.  In connection with any conversion pursuant to Article 2, the Company shall take such action within its control as shall be necessary to authorize the securities being issued in such conversion, to the extent that a sufficient number of such securities is not otherwise authorized at the time of such conversion.

Section 6.2                                   Amendment and Waiver.  For purposes of the Notes, no course of dealing between the Company and the holders of the Notes, or any of them, and no delay on the part of any such party in exercising any rights hereunder shall operate as a waiver of the rights thereof.  Any term of this Note may be amended, supplemented, modified or waived only with the written consent of the Company and the Majority Holders; provided, however, that any such amendment, supplement, modification or waiver that impairs the rights or increases the obligations of any Holder shall not be effected without the prior written consent of such Holder unless such amendment, supplement, modification or waiver applies to all holders of the Notes in the same fashion.  Any amendment, supplement, modification of waiver effected in accordance with this Section 5.2 shall be binding upon the Holder and each transferee thereof (or the securities issuable upon conversion thereof).

Section 6.3                                   Section and Other Headings.  The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

Section 6.4                                   Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 6.5                                   Notices.  All notices given hereunder shall be in writing and shall be delivered in person or duly sent by mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed facsimile; addressed to the Holder at the Holder’s address in the records of the Company and addressed to the Company at its principal place of business to the attention of its Secretary.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.

AGILE THERAPEUTICS, INC.

By:
Name:
Title: